UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549

                         REGISTRATION STATEMENT
                              ON FORM S-8
                                  UNDER
                       THE SECURITIES ACT OF 1933


                   PHOENIX INTERNATIONAL INDUSTRIES, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

          FLORIDA                                       59-2564162
-------------------------------             ---------------------------------
(State or other jurisdiction of             (IRS Employer Identification No.)
incorporation or organization)

1750 Osceola Drive
West Palm Beach, Florida                                  33409
----------------------------------------                ----------
(Address of principal executive offices)                (Zip Code)

                    Compensation and Consulting Agreements
                    --------------------------------------
                            (Full name of the plans)


                               Thomas N. Donaldson
                               1750 Osceola Drive
                           West Palm Beach, Florida 33409
                      ---------------------------------------
                      (Name and address of agent for service)

                                   (561) 688-0440
                      ---------------------------------------
                      (Telephone number, including area code,
                                of agent for service)

                                     COPY TO:

                                L. Van Stillman, Esq.
                         Law Office of L. Van Stillman, P.A.
                          1177 George Bush Blvd., Suite 308
                             Delray Beach, Florida 33483

Approximate Date of Commencement of Proposed Sales under the Plan:

  As soon as practicable after this Registration Statement becomes effective
  --------------------------------------------------------------------------


                            Total Number of Pages:    7

           Exhibit Index begins on sequentially numbered page:    7

                          CALCULATION OF REGISTRATION FEE
                          -------------------------------

Title of                          Proposed          Proposed
Securities      Maximum Amount    Maximum           Amount of
to be           to be             Offering          Aggregate        Registration
Registered      Registered        Price per Share   Offering Price   Fee


$.001 par       $5,000,000         $0.07            $350,000         $87.50





---------------------------------
[1]   Pursuant to Rule 457(h), the maximum aggregate offering price
(estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of September 27, 2001) : 5,000,000 shares with a value of $0.060/share.

                              PART I
                              ------

          INFORMATION REQUIRED BY THE REGISTRATION STATEMENT
          --------------------------------------------------

Item 1.	Plan Information.
        -----------------

	Phoenix International Industries, Inc. has previously entered into agreements with certain officers, directors, third party consultants and attorneys for the issuance of our common stock in exchange for services these individuals provided. In consideration for increasing the scope of the continuing services rendered and to be rendered to the us until such time as we generate sufficient cash flow from operations, and in order to compensate certain officers, directors, third party consultants and attorneys, we prepared this Form S-8 registration statement to provide for the issuance of shares, as described below.

	We have agreed to issue five million (5,000,000) shares for continued corporate consulting and legal services to us as well as compensation for certain officers and directors.


Item 2.	Registrant Information and Employee Plan Annual Information.
        ------------------------------------------------------------

	We shall provide certain officers, directors, third party consultants and attorneys, without charge upon their written or oral request the documents incorporated by reference herein in Item 3 of
Part II of this Registration Statement. We shall also provide the consultants and attorneys, without charge, upon their written or oral request, with all other documents required to be delivered to them pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to us at our place of business as reflected in this Registration Statement.


                                PART II
                                -------

             INFORMATION REQUIRED IN REGISTRATION STATEMENT
             ----------------------------------------------

Item 3.	Incorporation of Documents by Reference.
        ----------------------------------------

	The following documents filed with the Securities and Exchange Commissions are incorporated herein by reference:

(a)	Our Annual Report on Form 10-KSB filed with the Commission
on September 12, 2001.

(b)	The 10-QSB filed April 19, 2001.

(c)	The 10-QSB/A filed January 19, 2001.

(d)	The 10-QSB filed October 20, 2000.

(e)	The S-1 and S-1/A, filed August 4, 2000 and August 28,
        2000, respectively.

(f) 	A description of our activities and common stock contained in exhibits to our filing pursuant to the previously stated filings in (a), (b), (d), and (e), above.

(f)	All documents subsequently filed by us pursuant to the
        Exchange Act prior to the filing of a post-effective amendment indicating that all such securities then unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.
        --------------------------

	We are registering up to five million (5,000,000) shares of our common stock, par value of $0.001 per share. Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have pre-emptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.


Item 5.	Interests of Named Experts and Counsel.
        ---------------------------------------

	None.


Item 6.	Indemnification of Officers and Directors.
        ------------------------------------------

	Our Articles of Incorporation as well as our By-Laws provide for the indemnification of directors, officers, employees and agents of the corporation to the fullest extent provided by the Corporate Law of the State of Florida, as well as is described in the Articles of Incorporation and the By-Laws. These sections generally provide that the Company may indemnify any person who was or is a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative except for an action by or in right of corporation by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his or her duties to the Company.

Item 7.	Exemption from Registration Claimed.
        ------------------------------------

	Not Applicable


Item 8.	Exhibits:
        ---------

	Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed:

        Exhibit I. See Exhibits in Exhibit Index following the Signature
                   Page.


Item 9.	Undertakings:
        -------------

	We hereby undertake:

(a) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b)	To file, during any period in which offers or sales are
being made, a post-effective amendment to this Registration Statement.

(c)	That for the purpose of determining any liability under the
Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) We hereby undertake that, for the purposes of determining any liability under the Securities Act of 1933, as amended, each filing of our Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act Of 1933, as amended, may be permitted to directors, officers, and controlling persons of IRT Industries, Inc. pursuant to the foregoing provisions, or otherwise, the we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against such liabilities (other than payment by us of expenses paid or incurred by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURE PAGE
                            --------------

	Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, the state of Florida, on the 28th day of September, 2001.

                                PHOENIX INTERNATIONAL INDUSTRIES, INC.




                                By:__________Gerard Haryman____________
                                Title:  President, Chief Executive
                                        Officer and Director



	Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.


Dated:   West Palm Beach, Florida
         September 28th, 2001


                                PHOENIX INTERNATIONAL INDUSTRIES, INC.



                                By:_________Gerard Haryman_____________
                                Title:  President, Chief Executive
                                        Officer and Director

                               EXHIBIT INDEX
                               -------------

EXHIBIT NUMBER       ITEM
--------------       ----

5.1                  Opinion regarding legality by Law Office of
                     L. Van Stillman, PA

23.1 Letter on audit report (consent of independent auditors) from Wisneck, Andres & Company, PA, CPA